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                                                                    EXHIBIT 21.1

                     LIST OF SUBSIDIARIES OF THE REGISTRANT

The following represents the Registrant's direct and indirect subsidiaries. Unless otherwise indicated, each subsidiary will be wholly-owned, directly or indirectly, by the Registrant.

Oil States Industries, Inc. (DE)
892489 Alberta Inc. (Alberta)
892492 Alberta Inc. (Alberta)
892493 Alberta Inc. (Alberta)
3045843 Nova Scotia Company (Nova Scotia)
HWC Energy Services, Inc. (TX)
Specialty Rental Tool & Supply, Inc. (TX)
Capstar Drilling, Inc. (TX)
Hydraulic Well Control, Inc. (LA)
PTI Group Inc. (Alberta)
Ekati Services Ltd. (NW Territories) (3)
Norwel Developments Limited (NW Territories)
General Marine Leasing, Inc. (LA)
Diamond Resource Services Ltd. (Alberta)
Travco Industrial Housing Ltd. (Alberta)
Sooner Inc. (DE)
Sooner Pipe Inc. (OK)
Sooner Holding Company (DE)
Sooner Pipe & Supply Nigeria Limited (Nigeria)